Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-38309; 333-36189; 333-44985; 333-55775; 333-66793; 333-80617 and 333-87067) and Form S-8 (Nos. 333-16385; 333-35937; 333-39796; 333-56171; 333-75945; 333-87426; 333-114189; 333-118580; and 333-118581) of QuadraMed Corporation of our report dated April 28, 2005, relating to QuadraMed Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of QuadraMed Corporation’s internal control over financial reporting, which appears in this Form 10-K/A.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Bethesda, Maryland

April 28, 2005